Exhibit 16.1

                                                                  Grant Thornton



March 17, 2005

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, NW
Washington, DC 20549

Re:   PlanGraphics, Inc.
      File No. 0-14273

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of PlanGraphics, Inc. dated March 17, 2005, and agree with the statements concerning our Firm contained therein, except that we are not in a position to confirm that PlanGraphics, Inc. has engaged new principal accountants, and therefore, during the fiscal years ended September 30, 2003 and 2002, PlanGraphics, Inc. did not consult Sherb & Co., LLP., regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-B.

Very truly yours,


/S/ GRANT THORNTON LLP
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GRANT THORNTON LLP













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